Exhibit 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA FOR ASSET-BACKED SECURITIES FOR CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

The undersigned hereby certifies that she is the duly elected and acting Vice President and Treasurer of CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as servicer (the “Servicer” or “CenterPoint Houston”) under the Transition Property Servicing Agreement dated as of January 19, 2012 (the “Servicing Agreement”) between the Servicer and CENTERPOINT ENERGY TRANSITION BOND COMPANY IV, LLC (the “Issuer”) and further that:

1. The undersigned is responsible for assessing the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”).

2. With respect to each of the Servicing Criteria, the undersigned has made the following assessment of the Servicing Criteria in accordance with Item 1122(d) of Regulation AB, with such discussion regarding the performance of such Servicing Criteria during the fiscal year ended December 31, 2015 and covered by the Issuer’s annual report on Form 10-K (such fiscal year, the “Assessment Period”):

Regulation AB Reference	Servicing Criteria	Applicable Servicing Criteria

General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Applicable; assessment below.

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Not applicable; no servicing activities were outsourced.

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for pool assets are maintained.	Not applicable; documents do not provide for a back-up servicer.

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Not applicable; PUCT rules impose credit standards on retail electric providers who handle customer collections and govern performance requirements of utilities.

Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.	Applicable

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Not applicable; no disbursements on behalf of obligors or to investors are made by Servicer by means of wire transfer

Regulation AB Reference	Servicing Criteria	Applicable Servicing Criteria

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Applicable, but no current assessment required; no advances by the Servicer are permitted under the transaction agreements.

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Applicable, but no current assessment is required since transaction accounts are maintained by and in the name of the Trustee.

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Applicable, but no current assessment required; all “custodial accounts” are maintained by the Trustee.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Not applicable; all transfers made by wire transfer.

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Applicable; assessment below. Reconciliations as to REP accounts are limited to confirming that the funds in any REP’s account known to Servicer are at least in the amount required by Servicer.

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained	Applicable; assessment below.

Regulation AB Reference	Servicing Criteria	Applicable Servicing Criteria

in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not applicable; trustee allocates among, and remits to, investors.

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Not applicable; disbursements are made by Trustee and Trustee maintains investor records; for the purposes of this criteria, servicer’s investor records are the trustee’s records of the investors.

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Applicable; assessment below, based on Semi-Annual Servicer’s Certificate.

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	Applicable; assessment below.

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	Applicable; assessment below.

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Not applicable; no removals or substitutions of transition property are contemplated or allowed under the transaction documents.

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days	Applicable; assessment below. Payments received from REPs are posted to Servicer’s records and funds transferred to Trustee.

Regulation AB Reference	Servicing Criteria	Applicable Servicing Criteria

specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	Not applicable; because underlying obligation (transition charge) is not an interest bearing instrument

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Applicable; assessment below. The only changes relate to true-up under the financing order.

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Applicable, to the extent required by the transaction agreements; assessment below.

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Applicable, but does not require assessment since no explicit documentation requirements with respect to delinquent accounts are imposed under the transactional documents due to availability of “true-up” mechanism.

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	Not applicable; transition charges are not interest bearing instruments.

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is	Applicable; assessment below.

Regulation AB Reference	Servicing Criteria	Applicable Servicing Criteria

paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Not applicable; Servicer does not make payments on behalf of obligors.

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers under the transaction documents.

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers to pay principal or interest on the bonds.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Applicable; assessment below.

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not applicable; no external enhancement is required under the transaction documents.

3. To the best of the undersigned’s knowledge, based on such review, the Servicer is in compliance in all material respects with the applicable servicing criteria set forth above as of and for the period ending the end of the fiscal year ended December 31, 2015 and covered by the Issuer’s annual report on Form 10-K, except for the following failure with respect to Item 1122(d)(3)(i) and noncompliance with respect to Item 1122(d)(4)(xiv).

Nature of Default	Status

In connection with its September 15, 2015 annual true-up filing submitted to the PUCT, the Servicer failed to remit notice and certain reports to the trustee, rating agencies and the PUCT due to inadvertent error with respect to one series of transition bonds of another issuer for which it is the servicer.	The Servicer remitted notice and certain reports to the trustee, rating agencies and the PUCT for the applicable series of transition bonds, which cured the default, on January 26, 2016.

Since 2008, the Servicer did not comply with certain terms of the servicing agreement by and between the Servicer and another issuer of transition bonds with respect to one series of transition bonds for which it is the servicer due to inadvertent error which caused an over-remittance of $2,624,656.80 to the trustee for such series of transition bonds.	The Servicer has provided notice to the issuer of such series of transition bonds, the trustee for such series of transition bonds and the PUCT regarding such over-remittance. Additionally, the Servicer cured the error in January 2016.

4. A registered independent public accounting firm has issued to us an attestation report in accordance with Section 1122(b) of Regulation AB on its assessment of compliance with the applicable servicing criteria as of and for the period ending the end of the fiscal year ended December 31, 2015 and covered by the Issuer’s annual report on Form 10-K.

Executed as of this 30th day of March, 2016.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

By:	/s/ Carla Anita Kneipp
	Name:	Carla Anita Kneipp
	Title:	Vice President and Treasurer